Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
TCR2 Therapeutics Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-229691) on Form S-8 of TCR2 Therapeutics Inc. of our report dated March 29, 2019, with respect to the consolidated balance sheets of TCR2 Therapeutics Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years then ended, and the related notes, which report appears in the December 31, 2018 annual report on Form 10‑K of TCR2 Therapeutics Inc.

/s/ KPMG LLP

Cambridge, Massachusetts
March 29, 2019